EXHIBIT 99.1

         WILLIAMS CONTROLS, INC.
         NEWS RELEASE                             CONTACT:   Dennis E. Bunday,
            Executive Vice President and
            Chief Financial Officer
         FOR IMMEDIATE RELEASE                      TELEPHONE:  (503) 684-8600


             WILLIAMS CONTROLS ANNOUNCES DONN VIOLA AS NEW DIRECTOR

         Portland, OR....January 2, 2003.... Williams Controls, Inc. (OTC: WMCO)
         announced that Donn Viola has been elected a member of the Williams Controls Board of Director. He fills a vacancy created by the resignation of Timothy Itin in late December.
                  Mr. Viola has over 30 years experience in the automotive and heavy truck industries, in increasingly senior management positions. Most recently, he was Chief Operating Officer of the automotive parts supplier Donnelly Corporation until July 31, 2002. Donnelly was acquired by Magna International on October 1, 2002. Prior to Donnelly, he was Chief Operating Officer and a member of the Board of Directors of Mack Trucks, Inc. Additionally, Mr. Viola has held management positions with Masco Industries, Volkswagen of America, Inc. and General Motors Corporation. Mr. Viola holds a bachelor's degree in mechanical engineering from Lehigh University.
                  Commenting on Mr. Viola's appointment to the Board, Williams Controls' Board Chairman Eugene Goodson stated, "We are extremely fortunate to have an individual of Donn's stature join our board. Donn brings just the right mix of management and industry expertise to Williams." He concluded, "I, as well as all of the members of the Board, look forward to working with Donn."
                  Commenting on Mr. Itin's resignation, Mr. Goodson stated, "The Company appreciates Tim's service on the Board, particularly during the transition to the new capital structure facilitated by the AIP investment." Tim Itin is the son of former Williams Chairman of the Board and CEO, Tom Itin, who is no longer affiliated with the Company.
                  Williams Controls is a designer, manufacturer and integrator of sensors and controls for the transportation industry. For more information, you can find Williams Controls on the Internet at www.wmco.com.
                  The  statements  included  in  this  news  release  concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, the continued ability of the Company to generate or obtain sufficient working capital to continue its operations, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the company disclaims any intent or obligation to update these forward-looking statements.

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